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                                                                    EXHIBIT 4.11

                         SECURITIES PURCHASE AGREEMENT

     THIS SECURITIES PURCHASE AGREEMENT, dated as of March 3, 2000 is entered into by and between Information Highway.com, Inc., a Florida corporation (the "Company"), and Senasqua Investors LLC, a Delaware limited liability company (the "Purchaser").

                              W I T N E S S E T H:

     WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D ("Regulation D") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and/or Section 4(2) of the Securities Act; and

     WHEREAS, the Purchaser wishes to purchase, and the Company wishes to issue, upon the terms and subject to the conditions of this Agreement, one million five hundred thousand dollars ($1,500,000) principal amount of the Company's 5% Convertible Debentures (the "Debentures") and warrants (the "Warrants") to purchase two hundred twenty-five thousand (225,000) shares of common stock of the Company, par value $.0001 per share (the "Common Stock"). The Debentures are convertible, at the holder's option, into the Company's Common Stock, on the terms set forth therein, and the Warrants may be exercised for the purchase of Common Stock, on the terms set forth therein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   AGREEMENT TO PURCHASE; PURCHASE PRICE

          a. Purchase of Securities. On the Closing Date (as defined herein) the Purchaser hereby agrees to purchase from the Company (i) Debentures in the principal amount of one million five hundred thousand dollars ($1,500,000), which shall be issued in substantially the form attached hereto as Exhibit A, and (ii) Warrants to purchase two hundred twenty-five thousand (225,000) shares of Common Stock, which shall be issued in substantially the form attached hereto as Exhibit B the aggregate. The aggregate purchase price for such Debentures and Warrants (collectively, the "Securities") shall be one million five hundred thousand dollars ($1,500,000), and shall be payable in same day funds.

          b. Closings. The Debentures and the Warrants to be purchased by the Purchaser hereunder, in definitive form, and in such denominations and registered in such names as the Purchaser or its representative, if any, may request upon notice to the Company, shall be delivered by or on behalf of the Company for the account of the Purchaser, against payment by the Purchaser or on its behalf of the purchase price therefor by wire transfer to an account of the Company, all at the offices of Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, New York, New York 10022, at 9:30 a.m., New York time on March 3, 2000, or at such other time and date as the Purchaser or its representative, if any, and the Company may agree upon in writing, such date being referred to herein as the "Closing Date."
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2.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER; ACCESS TO INFORMATION;
     INDEPENDENT INVESTIGATION.

     The Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

          a. The Purchaser and each of its equity owners is (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able, by reason of the business and financial experience of its management, to protect its own interests in connection with the transactions described in this Agreement and the related documents, and (iii) able to afford the entire loss of its investment in the Securities.

          b. All subsequent offers and sales of the Debentures, the Warrants, and the Common Stock issuable upon conversion or exercise of, or in lieu of interest payments on the Debentures or the Warrants, shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.

          c. The Purchaser understands that the Securities are being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that the Company is relying upon the truth and accuracy of the Purchaser's representations and warranties, and the Purchaser's compliance with its agreements, each as set forth herein, in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

          d. The Purchaser: (A) has been provided with sufficient information with respect to the business of the Company and such documents relating to the Company as the Purchaser has requested and Purchaser has carefully reviewed the same including, without limitation, the Company's Form 10-QSB for the fiscal year quarter November 30, 1999 filed with the Securities and Exchange Commission ("the Commission"), (B) has been provided with such additional information with respect to the Company and its business and financial condition as the Purchaser, or the Purchaser's agent or attorney, has requested, and (C) has had access to management of the Company and the opportunity to discuss the information provided by management of the Company and any questions that the Purchaser had with respect thereto have been answered to the full satisfaction of the Purchaser.

          e. The Purchaser has the requisite corporate power and authority to enter into this Agreement and this Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser, enforceable in accordance with its terms, except to the extent that enforcement of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

          f. This Agreement and the registration rights agreement, dated the date hereof, between the Company and the Purchaser (the "Registration Rights Agreement"), attached hereto as Exhibit D, and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser; and such agreements, when executed and delivered by each of the

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Purchaser and the Company will each be a valid and binding agreement of the
Purchaser, enforceable in accordance with their respective terms, except to the extent that enforcement of each such agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

3.   REPRESENTATIONS OF THE COMPANY

     The Company represents and warrants to the Purchaser that:

          a. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction. Each of the Company and its subsidiaries is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the Company and its subsidiaries taken as a whole.
Schedule 3(a) lists all subsidiaries of the Company and, except as noted therein, all of the outstanding capital stock of such subsidiaries is owned of record and beneficially by the Company.

          b. Capitalization. On the date hereof, the authorized capital of the Company consists of 50,000,000 shares of Common Stock, par value $.0001 per share, of which 7,790,017 are issued and outstanding and 10,000,00 shares of preferred stock, par value $.0001 per share, of which no shares are issued and outstanding. Schedule 3(b) sets forth all of the options, warrants and convertible securities of the Company, and any other rights to acquire securities of the Company (collectively, the "Derivative Securities") which are outstanding on the date hereof, including in each case (i) the name and class of such Derivative Securities, (ii) the issue date of such Derivative Securities,
(iii) the number of shares of Common Stock of the Company into which such Derivative Securities are convertible as of the date hereof, (iv) the conversion or exercise price or prices of such Derivative Securities as of the date hereof,
(v) the expiration date of any conversion or exercise rights held by the owners of such Derivative Securities and (vi) any registration rights associated with such Derivative Securities or outstanding Common Stock.

          c. Concerning the Debentures, the Warrants and Common Stock. The Common Stock issuable upon conversion of, or in lieu of interest payments on, the Debentures, and upon exercise of the Warrants, when issued, shall be duly and validly issued, fully paid and non-assessable, and will not subject the holder thereof to personal liability by reason of being such a holder. There are no preemptive rights or rights of first refusal of any stockholder of the Company, as such, to acquire any of the Securities, or the Common Stock issuable to the Purchaser pursuant to the terms of the Debentures and the Warrants.

          d.  Reporting Company Status.  The Common Stock is registered under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has duly filed all materials and documents required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act, if any, prior to the offer and sale of the Securities. The Common Stock is listed and traded on the OTC Bulletin Board, and the Company is not aware of any pending or contemplated action or proceeding of any kind to suspend the trading of the Common Stock.

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          e.  Authorized Shares.  The Company has legally available a sufficient number of authorized and unissued shares of Common Stock as may be necessary to effect the conversion of the Debentures and the exercise of the Warrants. The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of shares of Common Stock upon conversion of the Debentures and the exercise of the Warrants. The Company further acknowledges that its obligation to issue shares of Common Stock upon conversion of the Debentures and upon exercise of the Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under 11 U.S.C. (S) 101 et seq. (the "Bankruptcy
Code"). In the event the Company becomes a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. (S) 362 in respect of the conversion of the Debentures and the exercise of the Warrants. The Company agrees, without cost or expense to the Purchaser, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. (S) 362.

          f. Legality. The Company has the requisite corporate power and authority to enter into this Agreement and to issue and deliver the Debentures, the Warrants, and the Common Stock issuable upon conversion of, or in lieu of interest payments on, the Debentures and the exercise of the Warrants.

          g. Transaction Agreements. This Agreement, the Registration Rights Agreement, the Debentures and the Warrants (collectively, the "Primary Documents"), and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company; this Agreement has been duly executed and delivered by the Company and this Agreement is, and the Primary Documents, when executed and delivered by the Company, will each be, a legal, valid and binding agreement of the Company, enforceable in accordance with their respective terms, except to the extent that enforcement of each of the Primary Documents may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

          h. Non-contravention. The execution and delivery of this Agreement and each of the other Primary Documents, and the consummation by the Company of the other transactions contemplated by this Agreement and each of the other Primary Documents, does not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation or By-laws of the Company, or any material indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which they or any of their properties or assets are bound, or any existing applicable law, rule, or regulation or any applicable decree, judgment or order of any court or United States federal or state regulatory body, administrative agency, or any other governmental body having jurisdiction over the Company, its subsidiaries, or any of their properties or assets. Neither the filing of the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement nor the offering or sale of the Debentures or the Warrants as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied on or prior to the Closing Date, for or relating to the registration of any shares of the Common Stock.

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          i.  Approvals.  No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the entry into or the performance of this Agreement and the other Primary Documents.

          j. SEC Filings. None of the reports or documents filed by the Company with the Commission (the "SEC Documents") contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein, or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          k. Stabilization. Neither the Company, nor any of its affiliates, has taken or may take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of Common Stock.

          l. Absence of Certain Changes. Except as disclosed in the Company's SEC Documents and since May 31, 1999, there has been no material adverse change nor any material adverse development in the business, properties, operations, financial condition, prospects, outstanding securities or results of operations of the Company.

          m. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in writing to the Purchaser (i) that could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise) or the earnings, business affairs, properties or assets of the Company or (ii) that could reasonably be expected to materially and adversely affect the ability of the Company to perform the obligations set forth in the Primary Documents. The representations and warranties of the Company set forth in this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

          n. Title to Properties; Liens and Encumbrances. The Company has good and marketable title to all of its material properties and assets, both real and personal, and has good title to all its leasehold interests, in each case subject only to mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges created in the ordinary course of business.

          o. Patents and Other Proprietary Rights. The Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for the conduct of its business as now conducted and as proposed to be conducted, and such business does not and would not conflict with or constitute an infringement on the rights of others.

          p. Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now conducted, the lack of which would materially and adversely affect the business or financial condition of the Company. The

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Company is not in default in any respect under any of such franchises, permits, licenses or similar authority.

          q. Absence of Litigation. Except as disclosed in the Company's SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any of its subsidiaries, in which an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, or the transactions contemplated by the Primary Documents, or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Primary Documents.

          r. No Default. Each of the Company and its subsidiaries is not in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust or other instrument or agreement to which it is a party or by which it or its property may be bound.

          s. Transactions with Affiliates. Except as disclosed in the Company's public filings with the Commission, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors or affiliates that, had they existed on May 31, 1999, would have been required to be disclosed in the Company's 1999 Annual Report to stockholders.

          t. Employment Matters. The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code"); and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

          u. Insurance. The Company maintains property and casualty, general liability, personal injury and other similar types of insurance with financially sound and reputable insurers that is adequate, consistent with industry standards and the Company's historical claims experience. The Company has not received notice from, and has no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

          v. Taxes. All applicable tax returns required to be filed by the Company and each of its subsidiaries have been prepared and filed in compliance with all applicable laws, or if not yet filed have been granted extensions of the filing dates which extensions have not expired,

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and all taxes, assessments, fees and other governmental charges upon the
Company, its subsidiaries, or upon any of their respective properties, income or franchises, shown in such returns and on assessments received by the Company or its subsidiaries to be due and payable have been paid, or adequate reserves therefor have been set up if any of such taxes are being contested in good faith; or if any of such tax returns have not been filed or if any such taxes have not been paid or so reserved for, the failure to so file or to pay would not in the aggregate have a material adverse effect on the business or financial condition of the Company and its subsidiaries, taken as a whole.

          w. Foreign Corrupt Practices Act. Neither the Company nor any of its directors, officers or other employees has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to any political activity; (ii) made any direct or indirect unlawful payment of Company funds to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          x. Investment Company Act. The Company is not conducting, and does not intend to conduct its business in a manner which would cause it to become, an "investment company," as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

          y. Agent Fees. Except for one hundred fifty thousand dollars ($150,000) which shall be paid by the Company to David Kalish, the Company has not incurred any liability for any finder's or brokerage fees or agent's commissions in connection with the offer and sale of the transactions contemplated by this Agreement.

          z. Private Offering. Subject to the accuracy of the Purchaser's representations and warranties set forth in Section 2 hereof, the offer, sale and issuance of the Securities and the other securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act. The Company agrees that neither the Company nor anyone acting on its behalf will offer any of the Debentures, the Warrants, or any similar securities for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of such securities subject to the registration requirements of the Securities Act. The Company has not offered or sold the Securities by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

          aa. Year 2000 Processing. The computer systems used by the Company and its subsidiaries (the "Systems"), both hardware and software, are in good working order. The Company has taken steps that are reasonable to ensure that the occurrence of the year 2000 does not materially and adversely affect the Systems of the Company, its subsidiaries, or their

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business, and no material expenditures are required in order to cause such
Systems to operate properly as a result of the change of the year 1999 to 2000. The Company and its subsidiaries have resolved all issues discovered as a result of year 2000 inquires or compliance testing or otherwise known to the Company.

          bb. Environmental Matters. Neither the Company and its subsidiaries, nor any predecessor in interest nor, to the Company's knowledge, after due inquiry, any other person has ever caused or permitted any Hazardous Material (as defined below) to be released, treated or disposed of on, at, under or within any real property owned, leased or operated by the Company and its subsidiaries or any predecessor in interest, and no such real property has ever been used (either by the Company and its subsidiaries, any predecessor in interest or, to the Company's knowledge, after due inquiry, by any other person) as a treatment, storage or disposal site for any Hazardous Material. The Company has no liabilities with respect to Hazardous Materials, and to the knowledge of the Company, after due inquiry, no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials, which could have any reasonable likelihood of having a material adverse effect on the Company. For purposes of this Agreement "Hazardous Materials" shall mean (i) any pollutants or contaminations, (ii) any asbestos or insulation or other material composed of or containing asbestos and (iii) any petroleum product and any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or (iv) any other applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree concerning the protection of human health or the environment or otherwise regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

          cc. Intellectual Property. Except as set forth in the SEC Documents, to the best of the Company's knowledge, each of the Company and its subsidiaries owns or possesses adequate rights to use all material patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names and copyrights which are described in the SEC Documents; except as set forth in the SEC Documents, the Company has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of the Company by others with respect to any patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names and copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the condition (financial or otherwise), earnings, operations, business of the Company and its subsidiaries, taken as a whole, as presently conducted; and, except as set forth in the SEC Documents, the Company has not received any notice of, and has no knowledge of, any infringement of or conflict with the asserted rights of others with respect to any patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names and copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the condition (financial or otherwise), earnings, operations, or business of the Company and its subsidiaries, taken as a whole, as presently conducted.

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4.   CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

          a. Transfer Restrictions. The Purchaser acknowledges that, except as provided in the Registration Rights Agreement, (1) neither the Debentures, the Warrants, nor the Common Stock issuable upon conversion of, or in lieu of interest payments on, the Debentures or upon exercise of the Warrants, have been, and are not being, registered under the Securities Act, and may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration; and (2) any sale of the Debentures, the Warrants or the Common Stock issuable upon conversion or exchange thereof made in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of the Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the Securities Act, may require compliance with another exemption under the Securities Act and the rules and regulations of the Commission thereunder. The provisions of Section 4(a) and 4(b) hereof, together with the rights of the Purchaser under this Agreement and the other Primary Documents, shall be binding upon any subsequent transferee of the Debentures and the Warrants.

          b. Restrictive Legend. The Purchaser acknowledges and agrees that, until such time as the Securities or the Common Stock issuable upon conversion or exchange thereof shall have been registered under the Securities Act or the Purchaser demonstrates to the reasonable satisfaction of the Company and its counsel that such registration shall no longer be required, such Securities or the Common Stock issuable upon conversion or exchange thereof may be subject to a stop-transfer order placed against the transfer of such Securities, and such Securities shall bear a restrictive legend in substantially the following form:

          THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

          c. Filings. The Company undertakes and agrees that it will make all required filings in connection with the sale of the Securities or the Common Stock issuable upon conversion or exchange thereof to the Purchaser as required by United States laws and regulations, or by any domestic securities exchange or trading market, including, qualifying the shares of Common Stock issuable upon exercise of the Warrants for trading on the OTC Bulletin Board or the filing of a listing application with NASDAQ to list all of the shares of Common Stock issuable upon conversion of the Debentures and upon the exercise of the Warrants, as applicable, and if applicable, the filing of a notice on Form D (at such time and in such manner as required by the rules and regulations of the Commission), and to provide copies thereof to the Purchaser promptly after such filing or filings.

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

          d. OTC Bulletin Board. The Company agrees and covenants that it will not seek to have the trading of its Common Stock through OTC Bulletin Board suspended or terminated, will use its best efforts to maintain its eligibility for trading on OTC Bulletin Board and, if such trading of its Common Stock is suspended or terminated, will use its best efforts to requalify its Common Stock or otherwise cause such trading to resume.

          e. Reporting Status. So long as the Purchaser beneficially owns any of the Securities, the Company shall timely file all reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

          f. State Securities Filings. The Company shall from time to time promptly take such action as the Purchaser or any of its representatives, if applicable, may reasonably request to qualify the Securities or the Common Stock issuable upon conversion or exchange thereof for offering and sale under the securities laws (other than United States federal securities laws) of the jurisdictions in the United States as shall be so identified to the Company, and to comply with such laws so as to permit the continuance of sales therein, provided that in connection therewith, the Company shall not be required to qualify as a foreign corporation or to file a general consent to the service of process in any jurisdiction.

          g. Use of Proceeds. The Company will use all of the net proceeds from the issuance of the Securities for the development of portal sites in Canada, the United States and internationally; for expansion of the virtual Internet service within Canada and the United States; for production and rollout of the Voice Over Internet protocol phone services; for marketing and for working capital and to pay the costs of this offering.

          h. Reservation of Common Stock. The Company will at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the conversion of the Debentures and the exercise of the Warrants. The Company will use its best efforts at all times to maintain a number of shares of Common Stock so reserved for issuance that is no less than two (2) times the number that is then actually issuable upon the conversion of the Debentures and the exercise in full of the Warrants.

          i. Sales of Additional Shares. The Company shall not, directly or indirectly, without the prior written consent of the Purchaser, offer, sell, offer to sell, contract to sell or otherwise dispose of any (1) shares of Common Stock at a price below four dollars ($4.00) per share, (2) any security or other instrument convertible into or exchangeable for shares of its Common Stock, or
(3) securities that contain any form of repricing rights, in each case, for a period beginning on the date hereof and ending on the date that is later of two hundred seventy (270) days after the date of this Agreement or one hundred eighty (180) days after the Registration Statement (as defined in the Registration Rights Agreement) is declared effective by the Commission (the "Lock-Up Period"), except that the Company may (i) issue securities for the aggregate consideration of at least $15 million in connection with a bona fide, firm commitment, underwritten public offering under the Securities Act; (ii) may issue shares of Common Stock which are issued in connection with a bona fide transaction involving the acquisition of another business entity or segment of any such entity by the Company by merger, asset purchase, stock purchase or otherwise; (iii) may issue shares of common stock to directors, officers, employees or consultants of the Company for the primary purpose of soliciting or retaining their services in an aggregate amount, together with any New Options (as defined below) vesting or becoming exercisable during the Lock-Up Period, not to exceed 150,000 shares; (iv) may issue shares of Common Stock upon the exercise or conversion of currently outstanding options, warrants and other convertible securities and up to 150,000 shares of Common Stock underlying New Options as provided in clause (v) below;
(v) may issue options to purchase shares of its Common Stock to its directors, officers, employees and consultants in connection with its existing stock option plans ("New Options"); provided, that, during the Lock-Up Period, New Options to purchase not more than 150,000 shares of Common Stock shall vest or become exercisable; and (vi) may issue Common Stock in connection with a stock split, stock dividend or similar recapitalization of the Company which affects all holders of the Company's Common Stock on an equivalent basis, in each case, without the prior written consent of the Purchaser. In addition, the Company agrees that it will not cause any shares of its capital stock that are issued in connection with a transaction of the type contemplated by clause (ii) (or upon the conversion or exercise of other securities that are issued in connection with such transaction) or that were issued in connection with any financing, acquisition or other transaction that occurred prior or subsequent to the date of this Agreement to be covered by a registration statement that is filed with the Commission or declared effective by the Commission prior to the time that the Debentures and the Warrants and Common Stock issuable upon conversion or exercise thereof are covered by a registration statement filed by the Company pursuant to its obligations under the Registration Rights Agreement has been effective under the Securities Act for a period of at least one hundred eighty
(180) days during which one hundred eighty (180) day period the Company has not notified the Purchaser that such registration statement or the prospectus included in such registration statement includes an untrue statement of a material fact or omits to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


          j. Right of First Refusal. Subject to Section 4(i), if during the twelve (12) month period following the date hereof the Company shall desire to sell, offer to sell, contract to sell or otherwise dispose of any securities or any security or other instrument convertible into or exchangeable for shares of Common Stock (collectively, the "Offered Securities") to a prospective investor (the "Prospective Investor"), the Company shall notify (the "Offer Notice") the Purchaser in accordance with Section 10 hereof of the terms (the "Third Party Terms") on which the Company proposes to sell, contract to sell or otherwise dispose of the Offered Securities to the Prospective Investor. If, within the five (5) day period following the Purchaser's receipt of the Offer Notice, the Purchaser delivers a written notice (the "Acceptance Notice") to the Company stating its desire to purchase all or any portion of the Offered Securities on the Third Party Terms, the Company shall be required to sell the Offered Securities (or any portion thereof so desired by the Purchaser) to the Purchaser at the price and on the terms set forth in the Offer Notice and the Company shall not be permitted to sell such Offered Securities to the Prospective Investor. If the Purchaser does not deliver an Acceptance Notice to the Company in such five (5) day period, then for a period of sixty (60) days following the date of the Offer Notice the Company may sell the Offered Securities to the Prospective Investor on the terms set forth in the Offer Notice.

          k. Additional Registration Statements. At any time during the period beginning on the date hereof and ending on the first date that follows a period of one hundred eighty (180) consecutive days following the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) during which there has been no Blackout Event (as defined in the Registration Rights Agreement) relating to such Registration Statement, the Company agrees that it will not cause any registration statement (other than the Registration Statement) to be declared effective by the Commission.

          l. Stockholder Approval. If required in accordance with Nasdaq Rule 4310 or 4460, the Company agrees to use its best efforts (including obtaining any vote of its stockholders required by applicable law or Nasdaq rules) to authorize and approve the issuance of the Common Stock issuable upon conversion of the Debentures and exercise of Warrants, to the extent that such conversion or issuance results in the issuance of 20% or more of the Company's outstanding Common Stock.

          m. Ownership. At no time shall the Purchaser (including its officers, directors and affiliates) maintain in the aggregate beneficial ownership (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of shares of Common Stock in excess of 4.999% of the Company's outstanding Common Stock unless the Purchaser gives the Company at least sixty-one days notice that it intends to increase its ownership position.

5.   TRANSFER AGENT INSTRUCTIONS.

          a. The Company warrants that no instruction, other than the instructions referred to in this Section 5 and stop transfer instructions to give effect to Sections 4(a) and 4(b) hereof prior to the registration and sale of the Securities in the manner contemplated by the Registration Rights Agreement, will be given by the Company to the transfer agent and that the shares of Common Stock issuable upon conversion of, or in lieu of interest payments on the Debentures or upon exercise of the Warrants shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement and applicable law. Nothing in this Section shall affect in any way the Purchaser's obligations and agreement to comply with all applicable securities laws upon resale of the Securities. If the Purchaser provides the Company with an opinion of counsel reasonably satisfactory (as to both the identity of such counsel and the content of such opinion) to the Company and its counsel that registration of a resale by the Purchaser of any of the Securities in accordance with clause
(1)(B) of Section 4(a) of this Agreement is not required under the Securities Act, the Company shall permit the transfer of the Securities and, in the case of the Common Stock, promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such names and in such denominations as specified by the Purchaser.

          b. The Company will permit the Purchaser to exercise its right to convert the Debentures or to exercise the Warrants by faxing an executed and completed Notice of Conversion or Form of Election to Purchase, as applicable, to the Company, and delivering within three (3) business days thereafter, the original Notice of Conversion (and the related original Debentures) or Form of Election to Purchase (and the related original Warrants) to the Company by hand delivery or by express courier, duly endorsed. Each date on which a Notice of Conversion or Form of Election to Purchase is faxed to the Company in accordance with the provisions hereof shall be deemed a "Conversion Date." The Company will transmit the certificates representing the Common Stock issuable upon conversion of any Debenture or upon exercise of any Warrants (together with the Debentures not so converted, or the Warrants not so exercised) or upon conversion of the Debentures and exercise of the Warrants to the Purchaser via express courier as soon as practicable, but in all events no later than five (5) business days in the case of conversion of the Debentures, or five (5) business days in the case of the exercise of any Warrant after the Conversion Date (the "Delivery Date"). For purposes of this Agreement, such conversion of the Debentures or the exercise of the Warrants shall be deemed to have been made immediately prior to the close of business on the Conversion Date.

          c. In lieu of delivering physical certificates representing the Common Stock issuable upon the conversion of the Debentures or the exercise of the Warrants, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, on the written request of the Purchaser, who shall have previously instructed the Purchaser's prime broker to confirm such request to the Company's transfer agent, the Company shall cause its transfer agent to electronically transmit such Common Stock to the Purchaser by crediting the account of the Purchaser's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system no later than the applicable Delivery Date.

          d. The Company understands that a delay in the issuance of Common Stock beyond the applicable Delivery Date could result in an economic loss to the Purchaser. As compensation to the Purchaser for such loss, the Company agrees to pay to the Purchaser for late issuance of Common Stock upon conversion of or in lieu of interest payments on, the Debentures or upon exercise of the Warrants the sum of $1,500 per day for each $100,000 in aggregate principal amount of Debentures that are being converted or for any or all shares of Common Stock purchased upon the exercise of the Warrants. The Company shall pay any payments that are payable to the Purchaser pursuant to this Section 5 in immediately available funds upon demand. Nothing herein shall limit the Purchaser's right to pursue actual damages for the Company's failure to so issue and deliver Common Stock to the Purchaser. Furthermore, in addition to any other remedies which may be available to the Purchaser, in the event that the Company fails for any reason to effect delivery of such Common Stock within five
(5) business days after the relevant Delivery Date, the Purchaser will be entitled to revoke the relevant Notice of Conversion or Form of Election to Purchase by delivering a notice to such effect to the Company, whereupon the Company and the Purchaser shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion or Form of Election to Purchase. For purposes of this Section 5, "business day" shall mean any day in which the financial markets of New York are officially open for the conduct of business therein.

6.   CONDITIONS TO THE COMPANY'S OBLIGATION TO ISSUE THE SECURITIES.

     Purchaser understands that the Company's obligation to issue the Securities on the Closing Date to Purchaser pursuant to this Agreement is conditioned upon:

          a. The accuracy on the Closing Date of the representations and warranties of Purchaser contained in this Agreement as if made on the Closing Date and the performance by Purchaser on or before the Closing Date of all covenants and agreements of Purchaser required to be performed on or before the Closing Date;

          b. The absence or inapplicability of any and all laws, rules or regulations prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

7.   CONDITIONS TO THE PURCHASER'S OBLIGATION TO PURCHASE THE SECURITIES.

     The Company understands that Purchaser's obligation to purchase the Debentures and the Warrants on the Closing Date is conditioned upon:

          a. The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date, and the performance by the Company on or before the Closing Date of all covenants and agreements of the Company required to be performed on or before the Closing Date;

          b. On the Closing Date, the Purchaser shall have received (I) the Debentures, in substantially the form of Exhibit A hereto, and (ii) the Warrants, in substantially the form of Exhibit B hereto;

          c. On the Closing Date, the Purchaser shall have received an opinion of counsel for the Company, dated the Initial Closing Date, in form, scope and substance reasonably satisfactory to Purchaser, in substantially the form of Exhibit C attached hereto;

          d. On the Closing Date the Company shall have executed and delivered a signed counterpart to the Registration Rights Agreement, in form, scope and substance reasonably satisfactory to Purchaser, to the effect set forth in Exhibit D attached hereto;

          e. On Closing Date, the Purchaser shall have received a certificate executed by (i) the President or the Chairman of the Company and (ii) the Chief Financial Officer of the Company, stating that all of the representations and warranties of the Company set forth in this Agreement are accurate as of the Closing Date and that the Company has performed all of its covenants and agreements required to be performed under this Agreement on or before the Closing Date;

          f. On the Closing Date, the Purchaser shall have received from the Company such other certificates and documents as it or its representative, if applicable, shall reasonably request, and all proceedings taken by the Company in connection with the Primary Documents contemplated by this Agreement and the other Primary Documents and all documents and papers relating to such Primary Documents shall be satisfactory to the Purchaser;

          g. On or prior to the Closing Date, there shall not have occurred any of the following: (i) a suspension or material limitation in the trading of securities generally on the New York Stock Exchange, Nasdaq National Market, Nasdaq SmallCap or OTC Bulletin Board; (ii) a general moratorium on commercial banking activities in New York declared by the applicable banking authorities;
(iii) the outbreak or escalation of hostilities involving the United States, or the declaration by the United States of a national emergency or war; or (iv) a change in international, political, financial or economic conditions, if the effect of any such event, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to proceed with the purchase of the Securities on the terms and in the manner contemplated in this Agreement and in the other Primary Documents.

          h. The Company shall have delivered to the Purchaser reimbursement of the Purchaser's out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement (including fees and disbursements of the Purchaser's legal counsel) up to a maximum of twenty thousand dollars ($20,000).

8.   EXPENSES.

     The Company covenants and agrees with the Purchaser that the Company will pay or cause to be paid the following: (a) the fees, disbursements and expenses of the Purchaser and Purchaser's counsel in connection with the issuance of the Securities payable on the Closing Date up to a maximum of twenty thousand dollars ($20,000), (b) all expenses in connection with registration or qualification of the Securities for offering and sale under state securities laws as provided in Section 4(f) hereof, and (c) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section, including the fees and disbursements of the Company's counsel, accountants and other professional advisors, if any. If the Company fails to satisfy its obligations or to satisfy any condition set forth in this Agreement, as a result of which the Securities are not delivered to the Purchaser on the terms and conditions set forth herein, the Company shall reimburse the Purchaser for any out-of-pocket expenses reasonably incurred in making preparations for the purchase, sale and delivery of the Securities not so delivered.

9.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of the Company and the Purchaser shall survive the execution and delivery of this Agreement and the delivery of the Debentures and the Warrants.

10.  GOVERNING LAW; MISCELLANEOUS

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to principles of conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement or any of the transactions contemplated hereby, and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of this Agreement. This Agreement and each of the Primary Documents have been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or unenforceability of this Agreement in any other jurisdiction. This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto, including any transferees of the Securities. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

11.  NOTICES.

     Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

Company:                  Information Highway.com., Inc.
                          #185-10751 Shellbridge Way
                          Richmond, British Columbia V6X 2W8
                          Attention:  John G. Robertson
                          Tel:  (604) 278-5996
                          Fax: (604) 278-3409

                          With a copy to:

                          Ogden Murphy Wallace P.L.L.C.
                          2100 Westlake Center Tower
                          1601 Fifth Avenue
                          Seattle, Washington  98101-1686
                          Attention:  James L. Vandeberg, Esq.
                          Tel:  (206) 447-7000
                          Fax: (206) 407-0215

Purchaser:                Senasqua Investors LLC
                          c\o WEC Asset Management LLC
                          110 Colabaugh Pond Road
                          Croton-on-Hudson, New York  10520
                          Attention:  Daniel J. Saks
                          Tel:  (914) 271-2211
                          Fax: (914) 271-0889

                          With a copy to:

                          Pryor Cashman Sherman & Flynn LLP
                          410 Park Avenue
                          New York, New York  10022
                          Attention:  Mark Saks, Esq.
                          Tel:  (212) 326-0140
                          Fax: (212) 326-0806

12.  INDEMNIFICATION

     The Company agrees to indemnify the Purchaser and each officer, director, employee, agent, partner, stockholder, member and affiliate of the Purchaser (collectively, the "Indemnified Parties") for, and hold each Indemnified Party harmless from and against: (i) any and all damages, losses, claims and other liabilities of any and every kind, including, without limitation, judgments and costs of settlement, and (ii) any and all reasonable out-of-pocket costs and expenses of any and every kind, including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any of the following: (a) any misrepresentation or any breach of any warranty made by the Company herein or in any of the other Primary Documents, (b) any breach or non-fulfillment of any covenant or agreement made by the Company herein or in any of the other Primary Documents and (c) any claim relating to or arising out of a violation of applicable federal or state securities laws by the Company in connection with the sale or issuance of the Initial Shares, Additional Shares, Initial Warrants, Additional Warrants or Conditional Warrant by the Company to the Purchaser (collectively, the "Indemnified Liabilities"). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.


     [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK, SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, this Securities Purchase Agreement has been duly executed by each of the undersigned.


                             INFORMATION HIGHWAY.COM, INC.


                             By:
                                 -----------------------------------------------
                                 Name:  John G. Robertson
                                 Title:  President



                             SENASQUA INVESTORS LLC
                             By:  WEC Asset Management LLC, Manager

                             By:
                                 -----------------------------------------------
                                 Name:  Daniel J. Saks
                                 Title:  Managing Director

                                 EXHIBIT INDEX

EXHIBIT A         FORM OF DEBENTURE

EXHIBIT B         FORM OF WARRANT

EXHIBIT C         FORM OF OPINION OF COUNSEL TO COMPANY

EXHIBIT D         FORM OF REGISTRATION RIGHTS AGREEMENT



                                 SCHEDULE INDEX

SCHEDULE 3(a)     SUBSIDIARIES

SCHEDULE 3(b)     CAPITALIZATION, DERIVATIVE SECURITIES AND
                  REGISTRATION RIGHTS

                                                                   SCHEDULE 3(a)

                              LIST OF SUBSIDIARIES

Information Highway, Inc. (of which Information Highway.com, Inc. owns approximately a 98% interest, which is expected to ultimately be a 100% interest)

YesIC Communications Inc. - 100% interest

World Tel-Internet (Toronto) Ltd. - 100% interest

Blue Crow Internet Co. Ltd. - 100% interest

                                                                   SCHEDULE 3(b)

         CAPITALIZATION, DERIVATIVE SECURITIES AND REGISTRATION RIGHTS

Name of Shareholder                Name and   Issue Date       Number of      Conversion or   Expiration   Registration
                                   Class of                  Common Stock        Exercise        Date         Rights
                                  Derivative                   Into which          Price
                                  Securities                   Derivative
                                                             Securities are
                                                               Convertible
Tammy Del Santo                      7,000    01/26/98            7,000           $0.50         01/26/03      Form S-8
Jack Wasserman                      75,000    01/25/98           75,000           $0.50         01/26/03      Form S-8
Gordon Friesen                      25,000    01/26/98           25,000           $0.50         01/26/03      Form SB-2
Ismael Rodriguez                    12,500    01/26/98           12,500           $0.50         01/26/03      Form S-8
Jason Roth                          18,750    01/26/98           18,750           $0.50         01/26/03      Form S-8
Jack Bal                            37,500    08/14/98           37,500           $0.75         08/14/03      Form S-8
Felicity Pook                        7,500    02/23/99            7,500           $0.75         02/23/04      Form S-8
Gordon Friesen                      50,000    01/18/99           50,000           $0.75         01/18/04      Form SB-2
David Sass                         100,000    05/19/99          100,000           $4.00         05/19/04      Form SB-2
John Robertson                     300,000    05/21/99          300,000           $4.00         05/21/04      Form S-8
David Sass                         200,000    05/21/99          200,000           $4.00         05/21/04      Form SB-2
Russ Gallagher                     100,000    06/23/99          100,000           $4.00         06/23/04      Form SB-2
IP Equity Inc.                     125,000    06/23/99          125,000           $5.00         06/23/04      Form SB-2
Anna Wallace                        17,400    11/01/99           17,400           $5.00         11/01/04      Form S-8
Voga Wallace                        17,500    11/01/99           17,500           $5.00         11/01/04      Form S-8
Richard Butler                      15,000    11/01/99           15,000           $5.00         11/01/04      Form S-8
Kelly Robertson                    100,000    11/01/99          100,000           $5.00         11/01/04      Form S-8
James Vandeberg                    100,000    11/05/99          100,000           $4.00         11/05/04      Form S-8
Jennifer Lorette                   100,000    11/05/99          100,000           $4.00         11/05/04      Form S-8
Donna Moroney                       50,000    11/05/99           50,000           $4.00         11/05/04      Form S-8
Cheryl Kelemen                      25,000    11/05/99           25,000           $4.00         11/05/04      Form S-8
Carol Coleman                       25,000    11/12/99           25,000           $4.00         11/12/04      Form S-8

Name of Shareholder                Name and   Issue Date       Number of      Conversion or   Expiration   Registration
                                   Class of                  Common Stock        Exercise        Date         Rights
                                  Derivative                   Into which          Price
                                  Securities                   Derivative
                                                             Securities are
                                                               Convertible
Cristian Rodriguez                  25,000    11/12/99           25,000           $4.00         11/12/04      Form S-8
Jason Roth                          25,000    11/12/99           25,000           $4.00         11/12/04      Form S-8
Iouri Savenkov                      10,000    11/12/99           10,000           $4.00         11/12/04      Form S-8
Grigori Efimov                      10,000    11/12/99           10,000           $4.00         11/12/04      Form S-8
Chelsea Schwab                      10,000    11/12/99           10,000           $4.00         11/12/04      Form S-8
Jennifer Will                        5,000    11/12/99            5,000           $4.00         11/12/04      Form S-8
Michael Kuiack                      15,000    11/12/99           15,000           $4.00         11/12/04      Form S-8
Alexandra Kanezaki                  10,000    11/12/99           10,000           $4.00         11/12/04      Form S-8
Voga Wallace                        12,500    11/29/99           12,500           $5.00         11/29/04      Form S-8
Anna Wallace                        12,500    11/29/99           12,500           $5.00         11/29/04      Form S-8
Mallory M. Parmerlee Trust Share     5,000    07/26/99            5,000           $4.00         04/30/00      N/A
                                     5,000    07/26/99            5,000           $6.00         04/30/01      Form SB-2
Shawn Lampman                       12,500    07/26/99           12,500           $4.00         04/30/00      N/A
                                    12,500    07/26/99           12,500           $6.00         04/30/01      Form SB-2
Joe Ebner                           25,000    07/26/99           25,000           $4.00         04/30/00      N/A
                                    25,000    07/26/99           25,000           $6.00         04/30/01      Form SB-2
Dave A. Hanson                       5,000    07/26/99            5,000           $4.00         04/30/00      N/A
                                     5,000    07/26/99            5,000           $6.00         04/30/01      Form SB-2
F.S.D.R.H. Trust                    12,500    07/26/99           12,500           $4.00         04/30/00      N/A
                                    12,500    07/26/99           12,500           $6.00         04/30/01      Form SB-2
Gene Cartwright Living Trust        25,000    07/26/99           25,000           $4.00         04/30/00      N/A
 12/20/91                           25,000    07/26/99           25,000           $6.00         04/30/01      Form SB-2
T. Kozub                             5,000    07/26/99            5,000           $4.00         04/30/00      N/A
                                     5,000    07/26/99            5,000           $6.00         04/30/01      Form SB-2
The Sunrise Trust                   15,000    07/26/99           15,000           $4.00         04/30/00      N/A
                                    15,000    07/26/99           15,000           $6.00         04/30/01      Form SB-2
Edward Keeney                        3,000    07/26/99            3,000           $4.00         04/30/00      N/A
                                     3,000    07/26/99            3,000           $6.00         04/30/01      Form SB-2

Name of Shareholder                Name and   Issue Date       Number of      Conversion or   Expiration   Registration
                                   Class of                  Common Stock        Exercise        Date         Rights
                                  Derivative                   Into which          Price
                                  Securities                   Derivative
                                                             Securities are
                                                               Convertible
T.H. Scheer                         13,150    07/26/99           13,150           $4.00         04/30/00      N/A
                                    13,150    07/26/99           13,150           $6.00         04/30/01      Form SB-2
David Fan                            6,600    07/26/99            6,600           $4.00         04/30/00      N/A
                                     6,600    07/26/99            6,600           $6.00         04/30/01      Form SB-2
Ladislav Korcek                      2,000    07/26/99            2,000           $4.00         04/30/00      N/A
                                     2,000    07/26/99            2,000           $6.00         04/30/01      Form SB-2
K & D Equities Inc.                400,000    11/15/99          400,000           $3.50         04/15/01      Form SB-2
Garry Savage                       100,000    12/01/99          100,000           $4.00         12/01/02      Form SB-2
Garry Savage                       150,000    12/01/99          150,000           $4.00         12/01/04      N/A
Gary Savage                        150,000    12/01/99          150,000           $5.00         12/01/04      N/A

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